EXHIBIT 4.10

This indemnity is given the Twenty Fourth day of March 2006 by The Royal Bank of Scotland Group plc which has its registered office situated at 36 St Andrew Square, Edinburgh EH2 2YB (the “Group”) to Sir Frederick Anderson Goodwin (“Sir Fred”).

In consideration of Sir Fred’s agreement to accept office and to continue to act as a director of Bank of China Limited, the Group hereby indemnifies Sir Fred and agrees to keep Sir Fred indemnified in respect of such directorship on the same terms and conditions, mutatis mutandis, as the indemnity given to Sir Fred by the Group on 5 May 2005 (the “Indemnity”) (or any substantially equivalent indemnity given by the Group in substitution therefor) provided that, for these purposes, Bank of China Limited shall be deemed to be an Investee Company (as defined in the Indemnity).

Signed for and on behalf of The Royal Bank of Scotland Group plc conform to Commission dated 27 October 2005 and registered in the Books of Council and Session 3 November 2005.

/s/ Miller McLean
........................................................
Commissioner and Attorney